Exhibit 3.3

OPERATING AGREEMENT

OF

GASTAR EXPLORATION LLC

This OPERATING AGREEMENT (this “Agreement”) of Gastar Exploration LLC (the “Company”) is made and entered into as of January 22, 2019, by Gastar Holdco LLC, a Delaware limited liability company (the “Sole Member”) and  Gastar Topco Holdings LLC, a Delaware limited liability company (the “Manager”).

RECITALS

WHEREAS,  Gastar Exploration Inc., a Delaware corporation (“Gastar Inc.”) was incorporated as a corporation under the Delaware General Corporation Law 8 Del. C. § 1-101, et seq. pursuant to the Certificate of Incorporation of Gastar Inc. filed on May 24, 2011 (the “Formation Date”) with the Secretary of State of the State of Delaware;

WHEREAS, on October 31, 2018, Gastar Inc. and its subsidiary (together, the “Debtors”) commenced chapter 11 proceedings and filed a prepackaged plan of reorganization (as amended, supplemented or otherwise modified, the “Plan”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”);

WHEREAS, on December 20, 2018, the Bankruptcy Court entered its order confirming the Plan (the “Confirmation Order”);

WHEREAS, on the effective date of the Plan, all equity interests in Gastar Inc. were cancelled and extinguished;

WHEREAS, pursuant to the Plan and the Confirmation Order, the Company, the Sole Member, the Manager and certain other parties were authorized to take certain actions in order to effectuate the restructuring transactions set forth in the Plan, including, but not limited to, participating in transactions as a result of which all limited liability company interests in the Company are held by the Sole Member as of the effectiveness of this Agreement;

WHEREAS, Gastar Inc. was converted into a Delaware limited liability company through the filing of a Certificate of Conversion and a Certificate of Formation (together, the “Certificate”) with the office of the Secretary of State of the State of Delaware on the date of this Agreement;

WHEREAS, pursuant to Section 18-214(d) of the Delaware Limited Liability Company Act 6 Del. C. § 18-101, et seq. (the “Act”), the existence of the Company shall be deemed to have commenced on the Formation Date; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Plan, the Sole Member and the Manager desire to enter into a written limited liability company agreement, in accordance with the provisions of the Act.

NOW THEREFORE, the Sole Member and the Manager declare the following to be the Agreement of the Company, effective as of the date of this Agreement:

AGREEMENT

NOW, THEREFORE, in consideration of the promises and covenants contained herein, the parties hereto agree as follows:

1.	Name. The name of the Company is “Gastar Exploration LLC.”

2.Business of the Company. The purpose of the Company is to engage in any activity and to exercise any powers permitted to limited liability companies under the laws of the State of Delaware.

3.Location of Principal Place of Business.  The principal office of the Company in the United States shall be at such place as the Manager designates from time to time. The principal office does not need to be in the State of Delaware. The Company shall maintain records at its principal office or such other place as the Manager may designate.  The Company may have such other offices as the Manager may designate.

4.Term of Company.  The term of this Agreement commenced on the filing of the Certificate and is perpetual unless sooner terminated as provided in this Agreement or by law.

5.Authority.  Subject to the limitations provided in this Agreement, the Manager shall have complete authority and discretion to: (i) manage the operations and affairs of the Company, (ii) make any decisions regarding the business of the Company and (iii) execute any and all agreements, documents and instruments on behalf of the Company and in its name.  Any action taken by the Manager on behalf of the Company shall constitute the act of and serve to bind the Company.  In dealing with the Manager acting on behalf of the Company, no person or entity shall be required to inquire into the authority of the Manager to bind the Company.  Persons and entities dealing with the Company are entitled to rely conclusively on the power and authority of the Manager as set forth in this Agreement.  No person or entity shall replace the then-serving Manager until the earlier to occur of (i) such then-serving Manager delivering a letter of resignation to the Company and (ii) the Sole Member removing such then-serving Manager by written notice to such effect delivered to the Company and such then-Serving Manager (each of the events specified in the foregoing clause (i) and clause (ii), a “Removal Event”).  Following the occurrence of any Removal Event, a successor Manager shall be designated by the Sole Member. Except as otherwise specifically provided herein, the Manager shall have all rights and powers of a “manager” under the Act, and shall have all authority, rights and powers in the management of the Company business to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement.

6.Membership; Cash and Property Contributed to the Company.  The Sole Member shall make an initial contribution of cash or property to the Company at such time and in such amounts as the Sole Member shall determine. The Sole Member owns 100% of the limited liability company interests in the Company. The Company will not issue any certificates to evidence ownership of the limited liability company interests.

7.Additional Contributions.  The Sole Member may make additional contributions of cash or property to the Company at such times and in such amounts as the Sole Member shall determine.

8.Share of Profits and Other Compensation to be Received by the Sole Member.  The Sole Member shall be entitled to all of the profits, losses and distributions of the Company.

9.Internal Affairs of the Company.

(a)As of the date of this Agreement, it is intended that the Company be disregarded as an entity separate from the Manager for federal and all relevant state and local income tax purposes.

(b)The books and records of the Company shall be maintained in accordance with U.S. generally accepted accounting principles.

(c)The Manager hereby approves and ratifies the execution and filing of the Certificate with the Secretary of State of the State of Delaware.

10.	Officers.

(a)

Appointment and Term of Office.  The Manager may appoint, and may delegate power to appoint, such officers, agents and employees as it may deem necessary or proper, who shall hold their offices or positions for such terms, have such authority and perform such duties as may from time to time be determined by or pursuant to authorization of the Manager.  Except as may be prescribed otherwise by the Manager in a particular case, all such officers shall hold their offices at the pleasure of the Manager for an unlimited term (unless otherwise provided in any applicable employment agreement) and need not be reappointed annually or at any other periodic interval.  Any action taken by an officer of the Company pursuant to authorization of the Manager shall constitute the act of and serve to bind the Company.  Persons dealing with the Company are entitled to rely conclusively on the authority of such officers set forth in the authorization of the Manager, but only to the extent expressly provided in such authorization.  Any action purported to be taken by any officer, agent or employee of the Company or any of its subsidiaries in the absence of a grant of authority from the Manager, or otherwise in contravention of the terms of this Section 10(a), shall be void and without effect.

(b)

Resignation and Removal.  Any officer may resign at any time upon written notice to the Company.  Any officer, agent or employee of the Company may be removed by the Manager with or without cause at any time.  The Manager may delegate such power of removal as to officers, agents and employees not appointed by the Manager.

(c)Compensation.  The compensation of the officers of the Company shall be fixed by the Manager, but this power may be delegated to any officer in respect of other officers under his or her control.  The compensation for senior executive officers of the Company shall, in each case, be commensurate with the financial performance of the Company, the role of the officer, the scope of the officer’s responsibilities and the performance and success of the officer, as determined in the reasonable judgment of the Manager.

(d)Standard of Care of Officers.  Officers shall be held to the same standard of care and shall have the same fiduciary duties to the Company as if they were officers of a Delaware corporation, including the duties of care and loyalty.

11.Amendments.  Amendments to this Agreement may be made only if embodied in an instrument signed by the Sole Member and the Manager.

12.Amendment of Certificate.  In the event this Agreement shall be amended pursuant to Section 11, the Manager shall amend the Certificate to reflect such change if the Manager deems such amendment of the Certificate to be necessary or appropriate.

13.	Dissolution.

(a)The Company shall dissolve, and its affairs shall be wound up upon the first to occur of: (i) a time determined by the Manager, or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

(b)Upon the dissolution of the Company, the Company’s assets shall be liquidated under the direction of the Manager and the business of the Company shall be wound up.  Within a reasonable time after the effective date of dissolution of the Company, the Company’s assets shall be distributed in the following manner and order:

(i)first, the claims of all creditors of the Company shall be paid and discharged other than liabilities for which reasonable provision for payment has been made. Such claims of creditors shall include claims by the Sole Member except to the extent not permitted by law; and

(ii)thereafter, to the Sole Member.

14.Certain Other Matters.  Notwithstanding anything to the contrary set forth in this Agreement or under applicable law, the Manager shall not be liable to the Company, any creditor of the Company, the Sole Member, any assignee or any other holder of the limited liability company interests in the Company for any action taken or omitted on behalf of the Company (including any agreement or transaction entered into between the Company or any subsidiary of the Company, on the one hand, and the Manager or any affiliate of the Manager, on the other), except for such actions as constitute fraud or bad faith.  To the extent the Manager has any liabilities or duties at law or in equity (including, without limitation, fiduciary duties or other standards of care) more expansive than those set forth in this Section 14, such liabilities and duties are hereby modified to the fullest extent permitted by applicable law (including, without limitation, Section 18-1101(c) of the Act) to those set forth in the first sentence of this Section 14.  In furtherance of the foregoing, it is understood and agreed that the Manager shall have no fiduciary duties of any kind or description to the Company, the Sole Member, any assignee or any other holder of limited liability company interests in the Company.  In addition, with the exception of officers whose duty is set forth in Section 10(d), none of the Sole Member, any other holder of limited liability company interests in the Company or any affiliate of any of the foregoing entities or persons shall have any duty of any kind or description to the Company, the Sole Member or any other holder of limited liability company interests in the Company or any affiliate of any of the foregoing entities or persons for any action taken or omitted on behalf of the Company (including any agreement or transaction entered into between the Company or any subsidiary of the Company, on the one hand, and the Sole Member or any affiliate of the Sole Member, on the other), except for such actions as constitute fraud or bad faith.  Notwithstanding the foregoing or anything to the contrary contained in this Agreement, (i) nothing in this Section 14 shall be construed to eliminate the covenant of good faith and fair dealing and (ii) nothing contained in this Agreement shall relieve any Person of any liability for breach of fiduciary duty, if any, owed to the Company or its Affiliates incurred in such Person’s role as an officer or employee of the Company or its Affiliates.

15.Governing Law.   This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of Laws provision or rule that would cause the application of the domestic substantive Laws of any other jurisdiction.

16.Consent To Jurisdiction And Venue.  The Sole Member, the Manager and each person or entity subject to this Agreement irrevocably submits to the exclusive jurisdiction of the Delaware Chancery Court sitting in Wilmington, Delaware for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter of this Agreement. To the fullest extent permitted by law, the Sole Member, the Manager and each person or entity subject to this Agreement waives and agrees not to assert, and agrees not to allow any of its affiliates to assert, by way of motion, as a defense or otherwise, in any such action, any claim that: (i) it is not subject personally to the jurisdiction of the Delaware Chancery Court; (ii) its property is exempt or immune from attachment or execution; (iii) any such proceeding brought in the Delaware Chancery Court is improper; or (iv) that this Agreement or the subject matter of this Agreement or thereof may not be enforced in or by such court.  The Sole Member, the Manager and each person or entity subject to this Agreement further agrees: (i) not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before the Delaware Chancery Court; and (ii) not to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than the Delaware Chancery Court whether on the grounds of inconvenient forum or otherwise.  The Sole Member, the Manager and each person or entity subject to this Agreement consents to service of process in any such proceeding in any manner permitted by Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified in the books and records of the Company is reasonably calculated to give actual notice.

17.Expenses.  The Company shall be responsible for and shall pay all fees and expenses incurred in connection with the formation of the Company, including, without limitation, all legal and accounting fees and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all related agreements and instruments, and negotiations with third parties.  The Company shall pay all filing fees, minimum franchise or other similar taxes and other governmental charges incident to its formation and qualification to do business.

18.Limited Liability.  Except as otherwise provided by the Act and whether arising in contract, tort or otherwise, the debts, obligations and liabilities of the Company shall be solely the debts, obligations and liabilities of the Company.  Neither the Sole Member nor the Manager shall be obligated for any such debt, obligation or liability of the Company by reason of being a member of the Company.

19.	Indemnification of the Sole Member, the Manager, Officers and Agents.

(a)The Company shall defend and indemnify the Sole Member, the Manager or member or trustee or shareholder of the Sole Member or the Manager from any threatened, pending or completed action, suit or proceeding by reason of the fact that such person or entity is or was an officer, employee or other agent of the Company, the Sole Member or the Manager (each, an “Indemnified Party”), to the fullest extent permitted by applicable law in effect on the date of this Agreement and to such greater extent as applicable law may hereafter from time to time permit.  The indemnity shall protect the Indemnified Party from and against any loss, expense, damage or injury suffered or sustained by them arising out of their activities on behalf of the Company if the acts upon which such threatened, pending or completed action are based were not a result of fraud or bad faith by such Indemnified Party.  Upon the approval of the Manager, the Company may indemnify any other person or entity who was or is a party or is threatened to be made a party to any action suit or proceeding to the same extent and subject to the same conditions as any other Indemnified Party as set forth in this Section 19.  The Company shall indemnify and hold harmless any Indemnified Party or person or entity executing any guaranty of indebtedness of the Company from any and all claims, demands, losses, liabilities, damages and expenses (including reasonable attorneys’ fees) suffered or incurred by any such guarantor by reason of the failure of the Company to perform its obligations under any guaranteed indebtedness or suffered or incurred by such guarantor in defending or prosecuting any suit, action or other proceeding brought in connection with the guaranty or such indebtedness or in enforcing this indemnification or any subrogation rights or other rights or remedies, at law or in equity, which the guarantor may have by reason of performing its obligations under any such guaranty of indebtedness.  Any indemnification pursuant to this Section 19 shall only be from the assets of the Company.

(b)Expenses (including attorneys’ fees) incurred by an Indemnified Party in a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of a legally enforceable written undertaking by or on behalf of such Indemnified Party in form and substance acceptable to the Sole Member to repay such amount if such Indemnified Party is determined pursuant to this Section 19 or adjudicated to be ineligible for indemnification, which undertaking will be an unlimited general obligation of the Indemnitee but need not be secured unless so determined by the Sole Member.

(c)No amendment, modification or deletion of this Section 19 will apply to or have any effect on the right of any Indemnified Party to indemnification for or with respect to any acts or omissions of such Indemnified Party occurring prior to such amendment, modification or deletion.

20.Insurance.   To the extent applicable, the Company shall maintain directors’ and officers’ liability insurance covering the Manager in an amount to be determined by the Manager in its discretion.

21.No Third-Party Beneficiaries.  Except as set forth in Section 19 (Indemnification of the Sole Member, the Manager, Officers and Agents) in respect of Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

22. Complete Agreement.  This Agreement and the Certificate constitute the complete and exclusive statement of agreement by the Sole Member with respect to their respective subject matters and supersede all prior written and oral agreements or statements.

23.Counterparts.  This Agreement may contain more than one counterpart of the signature page and this Agreement may be executed by the affixing of the signatures of each of the Members to one of such counterpart signature pages.  All of such counterpart signatures pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date set forth above.

SOLE MEMBER:

GASTAR HOLDCO LLC

/s/ Michael A. Gerlich_______________

Name: Michael A. Gerlich

Title: Senior Vice President, Chief Financial

Officer and Secretary

MANAGER:

GASTAR TOPCO HOLDINGS LLC

/s/ Michael A. Gerlich_______________

Name: Michael A. Gerlich

Title: Senior Vice President, Chief Financial

Officer and Secretary

[Signature Page to Gastar Exploration LLC Agreement]